                                Lock-Up Agreement
          (OFFICERS, EMPLOYEE DIRECTORS AND CERTAIN MAJOR SHAREHOLDERS)



Capital West Securities, Inc.
One Leadership Square, Suite 200
211 North Robinson
Oklahoma City, Oklahoma 73102
Attention: Mr. Robert O. McDonald

         Re:      MGI2, INC. (THE "COMPANY")

Ladies and Gentlemen:

         The Company proposes to carry out a public offering (the "Offering") of common stock of the Company (the "Common Stock") for which Capital West Securities, Inc. ("Capital West") will act as the managing underwriter, as more fully described in the Company's Form N-2 Registration Statement, No.333-95905 as amended ("Registration Statement"). The undersigned, as a __________________ of the Company, recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

         In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without the express written consent of Capital West, offer to sell, contract to sell, sell short or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Transfer") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock (collectively, "Securities") now owned or hereafter acquired directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, for a period commencing on the date of this Agreement and continuing for a period of three years after the date of this Agreement. Notwithstanding the foregoing sentence, after the expiration of one year from the date of this Agreement, (a) the undersigned may Transfer up to 10% of the shares of Common Stock owned by the undersigned, and (b) if the market price per share of our common stock is at least two times the initial public offering price per share of our Common Stock for a period of 20 consecutive trading days at any time after such year, then the undersigned may dispose of any or all shares of Common Stock owned by the undersigned subject to applicable securities laws.

         The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the Transfer of shares of Common Stock or Securities held by the undersigned, except in compliance with the foregoing restrictions. Capital

West, acting alone and in its sole discretion, may waive any provisions of this Agreement without notice to any third party.

         This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.


         Dated _____________________, 2000.


                                    --------------------------------------------
                                               PRINTED NAME OF HOLDER


                                    By
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                                                    SIGNATURE

                                    --------------------------------------------
                                    PRINTED NAME OF PERSON SIGNING (AND INDICATE
                                    CAPACITY OF PERSON SIGNING IF SIGNING AS
                                    CUSTODIAN, TRUSTEE, OR ON BEHALF OF AN
                                    ENTITY)



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